Exhibit 10.1

                            ASSET PURCHASE AGREEMENT


                                     BETWEEN

                                STAR NUMBER, INC.

                                 (the "Vendor")

                                       AND

                            TELEPLUS WIRELESS, CORP.

                                (the "Purchaser")


                                December 29, 2005

                            ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of December 29, 2005.

BETWEEN:

      STAR NUMBER, INC., a corporation incorporated under the laws of the State of Delaware

      (the "Vendor")

      - and -

      TELEPLUS WIRELESS, CORP., a corporation incorporated under the laws of the State of Nevada

      (the "Purchaser")

WHEREAS the Vendor carries sells pre-paid and post-paid wireless telecommunications services under the name "Liberty Wireless";

AND WHEREAS the Vendor desires to sell and the Purchaser desires to purchase certain of the assets of the Vendor upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the respective premises, covenants, agreements, representations, warranties and indemnities of the Parties herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Parties), the Parties hereby agree as follows:

                                    ARTICLE 1

                                 INTERPRETATION

1.1 Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

"Adjustment Amount" has the meaning set out in Section 3.3.

"Affiliate" means, with respect to any person, any other person that directly or indirectly controls, is controlled by, or is under common control with that other person. For the purposes of this definition, a person "controls" another person if that person directly or indirectly possesses the power to direct or cause the direction of the management and policies of that other person, whether through ownership of securities, by contract or otherwise, and "controlled by" and "under common control with" have similar meanings.

"Agreement" means this agreement, including its recitals and schedules, as amended from time to time in accordance with the provisions hereof.


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"Applicable Law" means: (i) any applicable domestic or foreign law including any statute, subordinate legislation or treaty; and (ii) any applicable guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of a Governmental Authority having the force of law.

"Assumed Contracts" means all of the contracts, agreements, licenses, permits, consents or approvals which are purchased, assigned, transferred, licensed or assumed by or to the Purchaser hereunder, as described in Schedule 2.1.

"Assumed Liabilities" has the meaning set out in Section 4.1.

"Audited Financial Statements" has the meaning set out in Section 7.5.

"Business Day" means a day other than a Saturday, Sunday or statutory holiday in the State of Delaware.

"Capital Assets" means long-term assets, owned for personal or investment purposes, that are not bought or sold in the normal course of business, including fixed assets such as land, buildings, equipment, furniture, and fixtures.

"Claims" means all losses, damages, expenses, liabilities (whether accrued, actual, contingent, latent or otherwise), claims and demands of whatever nature or kind including all legal fees and costs on a solicitor and client basis.

"Closing" means the completion of the transaction of purchase and sale contemplated in this Agreement.

"Closing Balance Sheet" has the meaning set out in Section 7.8.

"Closing Date" means December 29, 2005 or such other date as may be agreed to in writing between the Parties.

"Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

"Effective Time" means 11:59 p.m. (EST) on December 31, 2005.

"Encumbrances" means mortgages, liens, pledges, charges, security interests, restrictions, claims, encumbrances, rights to use or acquire, ownership interests, actions, or registrations against title of any suits, proceedings, judgements, awards, assessments and reassessments or demands of any nature whatsoever.

"Environmental Law" means any Applicable Law relating to the environment including those pertaining to: (i) reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Substances, and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the life of Hazardous Substances, including those pertaining to occupational health and safety.

"Excluded Assets" has the meaning set out in Section 2.2.

"Financial Statements" has the meaning set out in subsection 6.1(g).

"GAAP" or "generally accepted accounting principles" means, at any time, United States generally accepted accounting principles.


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"Governmental Authority" means any domestic or foreign legislative, executive, judicial or administrative body or person having or purporting to have jurisdiction in the relevant circumstances.

"Hazardous Substance" means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws including pollutants, contaminants, dangerous goods or substances, toxic or hazardous substances or materials, wastes (including solid non-hazardous wastes and subject wastes), petroleum and its derivatives and by products and other hydrocarbons, all as defined in or pursuant to any Environmental Law.

"Indemnified Party" has the meaning set out in subsection 10.3(a).

"Indemnifying Party" has the meaning set out in subsection 10.3(a).

"Intellectual Property" means intellectual property of whatever nature and kind including all domestic and foreign trade-marks, business names, trade names, domain names, trading styles, patents, trade secrets, Software, industrial designs and copyrights, whether registered or unregistered, and all applications for registration thereof, and inventions, formulae, recipes, product formulations, processes and processing methods, technology and techniques, know-how and manuals.

"Licensed Intellectual Property" means all Intellectual Property not owned by the Vendor but licensed to Vendor by the owner of such Intellectual Property and used in connection with the Purchased Assets, including the right to use the Intellectual Property listed in Schedule 6.1(w).

"Owned Intellectual Property" means all Intellectual Property owned by the Vendor and belonging to or used in the Purchased Assets, including the Intellectual Property listed in Schedule 6.1(w).

"Parties" means, collectively, the parties to this Agreement and "Party" means any one of them;

"Permits" means all permits, consents, waivers, licences, certificates, approvals, authorizations, registrations, franchises, rights, privileges and exemptions, or any item with a similar effect, issued or granted by any person.

"Permitted Encumbrances" means (i) Encumbrances for taxes, assessments or governmental charges or levies on property not yet due and delinquent; (ii) Encumbrances for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made); (iii) undetermined or inchoate Encumbrances incidental to current construction and current operations and statutory Encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against the title to the assets affected thereby or served upon either Vendor pursuant to law or that relate to obligations not due or delinquent; (iv) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and rights reserved in any lease for rent or for compliance with the terms of such lease; and (v) security given in the ordinary course of the Purchased Assets to any public utility or Governmental Authority in connection with the Purchased Assets, other than security for borrowed money.

"Pre-Paid Deposits" has the meaning set out in subsection 2.1(d).

"Purchase Price" has the meaning set out in Section 3.1.

"Purchased Assets" has the meaning set out in Section 2.1.


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"Release" means any release or discharge of any Hazardous Substance including any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal.

"Software" means all software relating to the Purchased Assets, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.

"Sprint Agreement" means that Private Label PCS Services Agrement dated November 17, 2005 by and between Sprint Spectrum LP and the Vendor.

"Sprint Letter of Credit" means that certain Letter of Credit dated November 10, 2005 by and between Sprint Spectrum LP and Inphonic, Inc.

"Target Number" has the meaning set out in subsection 3.3(c).

"Time of Closing" means 2:00 p.m. (Chicago Time) on the Closing Date or such other time as the Closing may occur.

"Third Party" has the meaning set out in subsection 10.4(c).

"Third Party Claim" has the meaning set out in Section 10.3(b).

"Vendor's Premises" has the meaning set out in Section 7.5.

1.2 Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.3 Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations. The term "including" means "including without limiting the generality of the foregoing".

1.4 Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.


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1.5 Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, or GAAP, such reference will be deemed to be to the generally accepted accounting principles from time to time approved by the Financial Accounting Standards Board, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

1.6 Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in U.S. funds.

1.7 Schedules

The following are the schedules annexed hereto and incorporated by reference herein and deemed to be part of this Agreement:

    Schedule 2.1         Purchased Assets

    Schedule 6.1(g)      Financial Statements
    Schedule 6.1(h)      Profit and Loss Statements
    Schedule 6.1(n)      Permitted Encumbrances
    Schedule 6.1(q)      Guarantees, Indemnifications, Sureties or
                         Similar Obligations
    Schedule 6.1(w)      Intellectual Property
    Schedule 6.1(bb)     License and Maintenance Agreements for Third party
                         Software
    Schedule 6.1(dd)     Taxes and Other Matters
    Schedule 6.1(gg)     Notifications, Consents and Approvals
    Schedule 6.2(d)      Waivers to be Obtained by Purchaser

                                    ARTICLE 2

                           PURCHASE AND SALE OF ASSETS

2.1 Assets to be Purchased and Sold

Upon and subject to the terms and conditions hereof, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor, as of and with effect from the Effective Time, all of the right, title, benefit and interest of the Vendor in and to the assets listed below (collectively, the "Purchased Assets"):

      (a) subject to Section 2.3, all right, title and interest of the Vendor in, to and under and the full benefit of all the Assumed Contracts, as set forth in Schedule 2.1;

      (b) unfilled orders received by the Vendor in connection with the Purchased Assets, as set forth in Schedule 2.1;


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      (c)   forward commitments to the Vendor for supplies or materials entered into in the usual and ordinary course of business, including third party deposits, whether or not there are any written contracts with respect thereto, as set forth in Schedule 2.1;

      (d) pre-paid deposits paid by customers that the Vendor has collected in advance that are still on reserve as of the Effective Time for service beyond the Effective Time (the "Pre-Paid Deposits"), as set out in Schedule 2.1;

      (e) accounts receivable for charges invoiced to customers of Vendor, but not yet collected that cover service beyond the Effective Time as well as all contracts with customers, as set out in Schedule 2.1;

      (f) the corporate name, domain names, logo and all trade names associated with the business related to the Purchased Assets, as more particularly set out in Schedule 2.1;

      (g) the records of sales, customer lists and supplier lists of or used in connection with the Purchased Assets, as more particularly set out in Schedule 2.1, as well as any related artwork used in connection with the business related to the Purchased Assets;

      (h) the "Executive Dashboard" as well as the market reports, market studies, market research and marketing plans in connection with the business related to the Purchased Assets, as more particularly set out in Schedule 2.1; and

      (i) the active stock, inactive new stock, recovery stock and salvage stock, as set out in Schedule 2.1.

2.2 Excluded Assets

The Purchased Assets shall be limited to the assets set forth in Schedule 2.1 and shall not include any other property or assets of the Vendor (the "Excluded Assets").

2.3 Assignment of Contracts

Nothing in this Agreement shall be construed as an attempt to assign any Assumed Contract which, as a matter of law, is not assignable without the consent of the other party or parties thereto, unless such consent shall have been given, or any claim or demand thereunder as to which all the remedies for the enforcement thereof enjoyed by the Vendor would not, as a matter of law, pass to the Purchaser as an incident of the transfers to be made under this Agreement. Notwithstanding the foregoing, in order that the full value of any Assumed Contract may be realized for the benefit of the Purchaser, the Vendor will, at the request and expense and under the direction of the Purchaser in the name of the Vendor or otherwise as the Purchaser shall specify, take all such action and do or cause to be done all such things as shall, in the opinion of the Purchaser, acting reasonably, be necessary or proper in order that the obligations of the Vendor thereunder may be performed in such manner that the value of the rights under the Assumed Contract shall be preserved and shall enure to the benefit of the Purchaser and that the collection of monies due and payable to the Purchaser in and under the Assumed Contract shall be received by the Purchaser and promptly pay over to the Purchaser all monies collected by or paid to the Vendor in respect of the Assumed Contract. Subject to the foregoing, the Vendor and the Purchaser shall use all reasonable efforts to obtain all consents of all requisite parties to the assignment by the Vendor to the Purchaser of any Assumed Contract which is necessary. The Vendor and the Purchaser will cooperate with one another in obtaining such consents but, in the event any party to any Assumed Contract will not agree or consent to the assignment thereof from the Vendor to the Purchaser, the Vendor, at the request of the Purchaser, will carry out and comply with the terms and provisions of any of such Assumed Contract as agent for the Purchaser at the Purchaser's cost and for the Purchaser's benefit.


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                                    ARTICLE 3

                                 PURCHASE PRICE

3.1 Purchase Price

The aggregate purchase price payable by the Purchaser to the Vendor for the Purchased Assets (the "Purchase Price") shall be satisfied by the Purchaser paying the Vendor the amount of US$1,900,000 as follows:

      (a)   US$1,400,000 in cash on the Closing Date; and

      (b) US$500,000 to be paid to the Vendor in four (4) equal successive quarterly cash instalments of US$125,000 each, subject to adjustment in accordance with Section 3.3, the first such instalment payable 90 days from the Closing Date, which payment obligation shall be evidenced by a promissory note secured by liens on the Purchased Assets, in form and substance satisfactory to the Parties.

3.2 Allocation of Purchase Price

The Vendor and the Purchaser agree to allocate the Purchase Price among the Purchased Assets in accordance with their fair market values as may be mutually agreed, which may include the values set forth on the Closing Balance Sheet, as well as to provide for a reasonable allocation to the assignment of the Sprint Agreement, the customer lists and any other items as determined by the Purchaser and, as to the remaining balance, to allocate it to goodwill.

3.3 Adjustment to Purchase Price

The parties agree that:

      (a) the aggregate amount of all Pre-Paid Deposits received prior to the Effective Time for services with respect to the Purchased Assets that have not been provided as of the Effective Time shall be deducted from the Purchase Price and be subtracted from the amount payable by the Purchaser on the Closing Date.

      (b) the number of Customers (as defined in this subsection) to be acquired by the Purchaser in connection with the acquisition of the Purchased Assets shall not be less than 22,000 Customers (the "Target Number"). "Customers" is defined for purposes of this subsection as active customers in respect of the Purchased Assets at the Time of Closing that are (A) with respect to pre-paid customers either: (i) less than fifteen (15) days in arrears in payments due to the Vendor at the Time of Closing; or (ii) are more than fifteen
            (15) days in arrears but the outstanding balance owing from such Customer is less than 50% of the total monthly account of such Customer or (B) with respect to post-paid customers either: (i) less than thirty (30) days in arrears in payments due to the Vendor at the Time of Closing; or (ii) are more than thirty (30) days in arrears but the outstanding balance owing from such Customer is less than 50% of the total monthly account of such Customer. In the event the number of Customers acquired at the Effective Time is less than the Target Number, the Purchase Price shall be reduced by US$95 per Customer short of the Target Number.


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3.4 Accounts Receivable

The Parties agree that accounts receivable received by the Purchaser within 60 days of the Effective Time for services with respect to the Purchased Assets provided prior to the Effective Time shall be for and on behalf of the Vendor and shall be remitted promptly thereto. All such amounts received more than 60 days after the Effective Time shall belong to the Purchaser.

3.5 Sales and Transfer Taxes

The Purchaser shall be liable for and shall pay all federal, state and provincial sales taxes (including any retail sales taxes) and all other taxes or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Vendor to the Purchaser.

                                    ARTICLE 4

                            ASSUMPTION OF LIABILITIES

4.1 No Liabilities

Except as otherwise set out in this Agreement, the Purchaser shall not assume, shall have no obligation or responsibility with respect to, and shall be indemnified and saved harmless, by the Vendor, of, from and against, any liabilities or obligations, contingent or otherwise, of the Vendor related to any liabilities or obligations of the Vendor arising prior to the Effective Time.

4.2 Bulk Sales

The Parties waive compliance with any bulk sales laws of any jurisdiction applicable in respect of the transaction of purchase and sale contemplated by this Agreement. The Vendor shall indemnify and hold harmless the Purchaser from any liabilities, including any costs or expenses of the Purchaser relating thereto arising due to the failure of the Parties to comply with applicable bulk sales laws in respect of the purchase and sale of the Purchased Assets.

4.3 Sales Taxes

Subject to Section 3.5 and Article 10, the Vendor shall indemnify and hold harmless the Purchaser from any liabilities, including any costs or expenses of the Purchaser relating thereto, arising due to the failure of the Vendor to pay all requisite taxes payable prior to Closing under the laws of any jurisdictions in which the business related to the Purchased Assets is carried on or in which any of the Purchased Assets are located.

                                    ARTICLE 5

                                    EMPLOYEES

5.1 Employee Liability


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Nothing in this Agreement shall be construed so as to transfer any of the employees of the Vendor to the Purchaser, so as to transfer any of the obligations and liabilities of the Vendor with respect to said employees to the Purchaser or so as to obligate the Purchaser to employ after the Time of Closing any employee of the Vendor. The Vendor shall indemnify and hold harmless the Purchaser from any liabilities, including any costs or expenses of the Purchaser relating thereto, regarding said employees.

                                    ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES

6.1 Vendor's Representations and Warranties

The Vendor represents and warrants to the Purchaser that as of the date hereof and as of the Effective Time, except as set forth in Schedule 6.1:

Corporate

      (a) The Vendor is a corporation duly incorporated, organized and subsisting under the laws of the State of Delaware with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which the Vendor is subject.

      (b) The Vendor has the power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Purchased Assets to the Purchaser free and clear of all liens, charges, encumbrances and any other rights of others.

      (c) This Agreement has been duly authorized by all necessary corporate action and delivered and constitutes a valid and legally binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

      (d) There is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Assets other than pursuant to the provisions of this Agreement or pursuant to purchase orders accepted by the Vendor in the usual and ordinary course of the Purchased Assets.

      (e) Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendor will result in the violation of: (i) any of the provisions of the organizational documents or by-laws of the Vendor; (ii) any material agreement or other instrument to which the Vendor is a party or by which the Vendor is bound; or (iii) any Applicable Law.

Financial

      (f) The books and records of the Vendor relating to the Purchased Assets are true and correct and all material financial transactions of the Vendor relating to the Purchased Assets have been accurately recorded in such books and records and, to the extent possible, such books and records have been prepared in accordance with generally accepted accounting principles consistently applied.


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      (g)   The audited financial statements of InPhonic, Inc., the parent company of the Vendor (the "Parent"), for the fiscal year ended December 31, 2004, and the unaudited financial statements for the Parent for the three (3) quarters ended September 30, 2005 of the fiscal year 2005 (the "Financial Statements"), a copy of each of which is attached hereto as Schedule 6.1(g): (i) are in accordance with the books and accounts of the Parent as at the date thereof;
            (ii) are true and correct and present fairly the financial position of the Parent as at the date thereof; (iii) have been prepared in accordance with generally accepted accounting principles consistently applied, and (iv) present fairly all of the assets and liabilities of the Parent as at the date thereof including all contingent liabilities of the Parent as at the date thereof.

      (h) The unaudited and unreviewed profit and loss statements for the Vendor's business carried out under the name "Liberty" for 2003, 2004 and for 2005 (up until the end of November), a copy of each of which is attached hereto as Schedule 6.1(h): (i) are true and correct and present fairly the revenues, cost of goods sold, operating expenses and earnings for the business carried out under the name "Liberty" and (ii) have been prepared in accordance with generally accepted accounting principles consistently applied.

      (i) Since the date of the Financial Statements, the Vendor has carried on its business in its usual and ordinary course and the Vendor has not entered into any transaction out of the usual and ordinary course with respect to the Purchased Assets. Since the date of the Financial Statements there has been no change in the affairs, business, prospects, operations or condition of the Purchased Assets, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and ordinary course of business that have not materially and adversely affected the affairs, business, prospects, operations or condition of the Purchased Assets, financial or otherwise.

      (j) No current or former director, officer, shareholder or employee of the Vendor or any person not dealing at arm's length (within the meaning of the Code) with any such person or with the Vendor is indebted to the Vendor.

Purchased Assets

      (k) All the records of sales, customer lists and supplier lists of or used in connection with the business related to the Purchased Assets are true and complete and have been disclosed to the Purchaser by the Vendor and Schedule 2.1 makes complete reference thereto.

      (l) All the market reports, market studies, market research and marketing plans used in connection with the business related to the Purchased Assets are true and complete and have been disclosed to the Purchaser by the Vendor and Schedule 2.1 makes complete reference thereto.


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      (m)   The Vendor is the owner of the Purchased Assets with good title to all the other Purchased Assets, free and clear of all liens, charges, encumbrances and any other rights of others other than Permitted Encumbrances.

      (n) There are no Permitted Encumbrances on the Purchased Assets and no facts of which the Vendor is aware which could give rise to Permitted Encumbrances, except as disclosed in Schedule 2.1.

Contracts and Commitments

      (o) The Vendor is not a party to any contract or commitment relating to the Purchased Assets outside the usual and ordinary course of its business and is not a party to any contract or commitment relating to the Purchased Assets extending for a period of time longer than 12 months or involving expenditures by the Vendor in the aggregate in excess of US$25,000.

      (p) The Vendor is not in material default or breach of any contract or commitment relating to the Purchased Assets and there exists no condition, event or act that, with the giving of notice or lapse of time or both, would constitute such a material default or breach, and all such contracts and commitments are in good standing and in full force and effect without amendment thereto and the Vendor is entitled to all benefits thereunder.

      (q) Except as set out in Schedule 6.1(q), the Vendor is not a party to or bound by any guarantee, indemnification, surety or similar obligation pertaining to the Purchased Assets.

      (r) The Vendor does not have any subsidiaries or any agreements, options or commitments to acquire any securities of any corporation or to acquire or lease any real property or assets to be used in or in connection with the Purchased Assets.

      (s) There are no material outstanding orders, notices or similar requirements relating to the business related to the Purchased Assets or to the Purchased Assets issued by any Governmental Authority and there are no matters under discussion with any Governmental Authority relating to material orders, notices or similar requirements.

Intellectual Property

      (t) The Vendor has the exclusive right to use the Owned Intellectual Property and has not granted licenses to others to use the Owned Intellectual Property.

      (u) The Vendor has the right to use and sublicense the Licensed Intellectual Property.

      (v) The Owned Intellectual Property is in good standing and has been duly registered or applications to register the same have been filed in all appropriate offices to preserve the rights therein and of the Vendor thereto.

      (w) The Intellectual Property listed on Schedule 6.1(w) includes all of the Intellectual Property used in or required for the proper carrying on of the Purchased Assets, including the Owned Intellectual Property and the Licensed Intellectual Property, and where such Intellectual Property has been registered or applications to register have been made, the particulars are set forth in
            Schedule 6.1(w).


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

      (x) The Vendor is not a party to any contract or commitment to pay any royalty, licence or other fee with respect to the use of the Owned Intellectual Property or the Licensed Intellectual Property except as set out in Schedule 6.1(w).

      (y) No consents are required in order for the Licensed Intellectual Property to be licensed or sub-licensed to any third party or for the Owned Intellectual Property to be sold to the Purchaser under this Agreement.

      (z) To the Vendor's knowledge, neither the conduct of the Purchased Assets nor the sale of the Purchased Assets under this Agreement involves any infringement, misuse or misappropriation of any Intellectual Property rights of third parties.

      (aa) The Owned Intellectual Property and the Licensed Intellectual Property are not invalid or unenforceable. To the Vendor's knowledge, no infringement, misuse or misappropriation of the Owned Intellectual Property has occurred.

      (bb) Copies of all licence and maintenance agreements for third party software programs have been made available by the Vendor to the Purchaser (a list of which appears in Schedule 6.1(bb), except in respect of programs that are shrinkwrapped software and that are purchased off-the-shelf by the Vendor.

Environmental

      (cc) The Vendor has not been convicted of an offence or been subjected to any judgment, injunction or other proceeding or been fined or otherwise sentenced for non-compliance with any Environmental Laws, and it has not settled any prosecution or other proceeding short of conviction in connection therewith, in relation to the Purchased Assets.

Taxes and other Matter

      (dd)  Except as set forth on Schedule 6.1(dd):

            (1) Vendor has duly and timely filed all required tax returns and has paid all taxes required to be paid by it on or prior to the Closing, and such tax returns correctly reflected the facts regarding the income, business, operations and any other required information. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax returns or payment of any taxes; there are no investigations, examinations, reassessments, claims, actions, suits or proceedings threatened or pending against Vendor in respect of any taxes, nor are there any matters under discussion with any federal, provincial, state or local government or taxing authority, relating to any taxes imposed, levied or assessed by any such government or authority.

            (2) Vendor has withheld from payments made to employees, directors, officers or shareholders all amounts which it is required to withhold or deduct by law and has duly remitted such amounts within the time and in the manner required by law.

            (3) Vendor has filed all necessary tax returns in the states in which it has conducted business.

            (4) Vendor is not a party to nor has any obligations under any tax-sharing, tax indemnity or tax allocation agreement or arrangement. Vendor has no liability for the taxes of any person (other than Vendor) under Section 1.1502-6 of the treasury regulations under the Code (or any similar provisions of state, local or foreign law) as the transferee or successor, by contract or otherwise.

            (5) There are no liens for taxes (other than for current taxes not yet due and payable) upon any of Vendor's assets.

            (6) As used herein, "tax or taxes" means all taxes (including estimated taxes), assessments, reassessments, charges, levies and all other imposts, together with all interest, penalties and fines thereon or additions thereto, of whatever kind or nature, including without limitation, income, sales, employment (including social security and unemployment) and franchise, imposed, levied or assessed by any federal, state, provincial or local government or taxing authority, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise); and "tax returns" means all federal, state or local tax reports, returns, declarations of estimated tax or other information required to be filed with respect to Vendor, its income, properties and business.

General

      (ee) There are no actions, suits or proceedings (whether or not purportedly on behalf of the Vendor): (i) pending or threatened against or adversely affecting, or which could materially adversely affect, the Purchased Assets or the Purchased Assets; or (ii) before or by any Governmental Authority.

      (ff) The Vendor is using the Purchased Assets in material compliance with all Applicable Laws in all jurisdictions in which the business related to the Purchased Assets is carried on, is not in breach of any such Applicable Laws and is duly licensed, registered or qualified in all jurisdictions in which the Vendor carries on the business related to the Purchased Assets to enable the business related to the Purchased Assets to be carried on as now conducted and its assets to be owned, leased and operated, and all such licences, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation which has or may have a material adverse effect on the operation of the Purchased Assets or which may be affected by the completion of the transactions contemplated hereby.

      (gg) The Vendor has, and requires, no licences, permits, approvals, registrations, consents or other authorizations to own and operate the business related to the Purchased Assets as now conducted, and Purchaser is not required to obtain any licenses, permits, approvals, registrations, consents or other authorizations to enable the Purchaser to own and operate the business related to the Purchased Assets as now conducted after the Closing, except as set forth in Schedule 6.1(gg).

      (hh) There is no requirement for the Vendor to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, and Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for any filings, notifications, licenses, permits, certificates, registrations, consents and approval described in Schedule 6.1(hh). There is no requirement under any Assumed Contract to give any notice to, or to obtain the consent or approval of, any party to such Assumed Contract relating to the consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in Schedule 6.1(hh).

      (ii) To the Vendor's knowledge, all information that the Vendor has provided to the Purchaser relating to the Purchased Assets is true and correct in all material respects. No representation or warranty or other statement made by the Vendor in this Agreement or any schedule or exhibit delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Notwithstanding the foregoing, the Purchaser acknowledges and agrees that the Vendor is making no representation or warranty as to any projections or other forward-looking information provided by the Vendor to the Purchaser.

      (jj) The Vendor has the financial ability to complete the transactions contemplated by this Agreement. Following the Closing, the Vendor will be Solvent. As used in this paragraph, the term "Solvent" means that (i) the present fair market value (or present fair salesable value) of the assets of the Vendor is not less than the total amount required to pay the liabilities of the Vendor on their total existing debts and liabilities (including contingent liabilities) (which liabilities are calculated for purposes of this representation in the manner used in the preparation of the Parent's consolidated financial statements) as they become absolute and matured; (ii) the Vendor is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; and (iii) the Vendor is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature.

6.2 Purchaser's Representations and Warranties

The Purchaser represents and warrants to the Vendor that:

      (a) The Purchaser is a corporation duly incorporated, organized and subsisting under the laws of the State of Nevada.

      (b) The Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Purchaser contemplated hereunder.

      (c) This Agreement has been duly authorized by all necessary corporate action and delivered and constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

      (d) Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser will result in the violation of: (i) any of the provisions of the organizational documents or by-laws of the Purchaser; (ii) any agreement or other instrument to which the Purchaser is a party or by which the Purchaser is bound; or (iii) any Applicable Law, except as set forth in Schedule 6.2(d) and for which the Purchaser undertakes to obtain a waiver within thirty (30) days of the Closing Date.

      (e) The Purchaser has the financial ability to complete the transactions contemplated by this Agreement. Following the Closing, the Purchaser will be Solvent. As used in this paragraph, the term "Solvent" means that (i) the present fair market value (or present fair salesable value) of the assets of the Purchaser is not less than the total amount required to pay the liabilities of the Purchaser on their total existing debts and liabilities (including contingent liabilities) (which liabilities are calculated for purposes of this representation in the manner used in the preparation of the Purchaser's consolidated financial statements) as they become absolute and matured; (ii) the Purchaser is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; and (iii) the Purchaser is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature.

                                    ARTICLE 7

                             COVENANTS OF THE VENDOR

7.1 Representations, Warranties and Conditions

The Vendor will ensure that the representations and warranties of the Vendor set out in Section 6.1 are true and correct at the Time of Closing and that the conditions of Closing for the benefit of the Purchaser set out in Section 12.1 have been performed or complied with by the Time of Closing.

7.2 Purchaser's Access to Books and Records

The Vendor covenants and agrees to retain all original accounting books and records relating to the Purchased Assets (relating to the period on or prior to the Closing Date) which are not delivered to the Purchaser upon Closing for a period of six (6) years from the Closing Date or for such longer period as may be required by Applicable Law. So long as any such books and records are retained by the Vendor pursuant to this Agreement, the Purchaser shall have the reasonable right to inspect and to make copies (at its own expense) of the same at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Vendor. The Vendor shall have the right to have its representatives present during any such investigations.

7.3 Request for Consents

The Vendor will use its reasonable commercial efforts to obtain, prior the Closing Date, all consents which are required under the Assumed Contracts set forth in Schedules 2.1. Such consents shall be upon such terms as are acceptable to the Purchaser, acting reasonably. The Purchaser will co-operate in obtaining such consents. All other required consents shall be obtained by the Vendor by no later than January 29, 2006

7.4 Audited Financial Statements

The Vendor shall cause to be prepared and delivered to the Purchaser, at the cost and expense of the Vendor, annual financial statements of the Parent for the two years ended December 31, 2005 (the "Financial Statements") promptly following the filing of such Financial Statements with the U.S. Securities and Exchange Commission.

7.5 Assistance by Vendor

In order that the Purchaser may, following the Closing, realize the full benefit of the Assumed Contracts, the Vendor will, at the request and under the direction of the Purchaser, as the Purchaser shall specify: (a) take all such action and do or cause to be done all such things as shall, in the opinion of the Purchaser acting reasonably, be necessary or proper, including providing the Purchaser reasonable access to the Vendor's premises during normal business hours located at 10803 Parkridge blvd., Suite 100, Reston, Virginia 20191 following the Purchaser's delivery of written notice two business days prior to the date such access is requested (the "Vendor's Premises"), in order that the obligations of the Purchaser thereunder may be performed in such manner that the value of such Assumed Contracts shall be preserved and shall enure to the benefit of the Purchaser, and that the collection of moneys due and payable to the Purchaser in and under the Assumed Contracts shall be received by the Purchaser; and (b) promptly pay over to the Purchaser any moneys collected after the Effective Time by or paid to the Vendor in respect of every such Assumed Contract.

7.6 Funds Collected by the Vendor

The Parties acknowledge that, subsequent to Closing, funds for hardware and related accessories, subscriber funds and other funds related to subscriber services may be collected by the Vendor which belong to the Purchaser. The Vendor acknowledges that it collects such funds for and on behalf of the Purchaser and undertakes to remit such funds to the Purchaser in accordance with the terms set forth in a mutually acceptable transition services agreement.

7.7 Liberty on Parent Website

The Vendor shall cause the Parent to maintain the level and intensity of visibility of all "Liberty" brands on its websites until the earlier of February 15, 2006 or until such time as the Parties have concluded a mutually acceptable agreement with respect thereto. The Parties agree to negotiate in good faith for the conclusion of such agreement.

7.8 Referrals

The Vendor shall, and shall cause the Parent to, continue to refer to the Purchaser any customers or potential customers who do not meet the Vendor's or the Parent's credit requirements until the earlier of February 15, 2006 or until such time as the Parties have concluded a mutually acceptable lead referral agreement with respect thereto. The Parties agree to negotiate in good faith for the conclusion of such agreement.

7.9 Audit

Within sixty-five (65) days of the Closing Date, the Vendor shall deliver to the Purchaser an audit of the business related to the Purchased Assets, which audit shall include profit and loss statements for said business for the fiscal years 2004 and 2005 as well as a balance sheet of said business as at the Effective Time (the "Closing Balance Sheet"). The Purchaser shall engage its auditors, Mintz & Partners, or any other auditors, at the Purchaser's sole and entire discretion, to complete such audit. The Parties hereto agree that they will each pay for fifty percent (50%) of the audit.

7.10 Distributor Agreements

No later than five (5) Business Days from the Closing Date, the Vendor shall deliver to the Purchaser, in electronic format where available, copies of all distributor agreements and/or purchase orders in respect of the business related to the Purchased Assets, as well as all other related agreements, documents and information with respect thereto. Furthermore, the Vendor shall facilitate introductions between the Purchaser, on the one hand, and the parties to the aforementioned distributor agreements and/or purchase orders, on the other hand. For the avoidance of doubt, such agreements and orders shall not be deemed to be Purchased Assets.

7.11 Domain Registration Locations

No later than five (5) Business Days from the Closing Date, the Vendor shall deliver to the Purchaser the domain registration locations of each of the websites referred to in Schedule 2.1 as well as the expiry dates of such domain registrations.

7.12 Hosting of Websites

The Vendor shall, or shall cause the Parent to, continue to host the websites referred to in Schedule 2.1 at no cost to the Purchaser (i) for a period of six
(6) months after the Closing Date, and (ii) thereafter at a price to be determined by the Parties, negotiating in good faith.

                                    ARTICLE 8

                           COVENANTS OF THE PURCHASER

8.1 Representations, Warranties and Conditions

The Purchaser will ensure that the representations and warranties of the Purchaser set out in Section 6.2 are true and correct at the Time of Closing and that the conditions of Closing for the benefit of the Vendor set out in Section
12.2 have been performed or complied with by the Time of Closing.

                                    ARTICLE 9

              SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

9.1 Survival of Vendor's Representations, Warranties and Covenants

      (a)   The representations and warranties of the Vendor set forth in
            Section 6.1 will survive the completion of the sale and purchase of the Purchased Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser for a period of 12 months from the Closing Date or such earlier date as may be imposed by statute.

      (b) The covenants of the Vendor set forth in this Agreement will survive the completion of the sale and purchase of the Purchased Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof.

9.2 Survival of Purchaser's Representations, Warranties and Covenants

      (a)   The representations and warranties of the Purchaser set forth in
            Section 6.2 will survive the completion of the sale and purchase of the Purchased Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendor for a period of 12 months from the Closing Date or such earlier date as may be imposed by statute.

      (b) The covenants of the Purchaser set forth in this Agreement will survive the completion of the sale and purchase of the Purchased Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendor in accordance with the terms thereof.

                                   ARTICLE 10

                                 INDEMNIFICATION

10.1 Indemnification by Vendor

The Vendor hereby agrees to indemnify and hold the Purchaser harmless from and against any claim, demand, action, cause of action, damage, loss (including lost profits), costs, liability or expense (including legal fees) which may be made or brought against the Purchaser or which the Purchaser may suffer or incur, directly or indirectly, in respect of as a result of, or arising out of:

      (a) any non-fulfillment of any agreement or covenant on the part of the Vendor contained in this Agreement or any document or certificate given pursuant to this agreement;

      (b) any inaccuracy in or breach of any of the Vendor's representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement;

      (c) any non-compliance with the provisions of any bulk sales laws of any jurisdiction applicable in respect of the transaction of purchase and sale contemplated by this Agreement;

      (d) any non-compliance or non-payment under the laws of any jurisdiction in which the business related to the Purchased Assets is carried on or in which any of the Purchased Assets are located; and

      (e) any Claims against the Purchaser relating to any liabilities or obligations of the Vendor other than in relation to the Assumed Contracts, including any liabilities or obligations relating to the Excluded Assets.

10.2 Indemnification by Purchaser

The Purchaser hereby agrees to indemnify and hold the Vendor harmless from and against any claim, demand, action, cause of action, damage, loss (including lost profits), cost, liability or expense (including legal fees) which may be made or brought against the Vendor or which the Vendor may suffer or incur, in respect of, or arising out of:

      (a) any non-fulfillment of any agreement or covenant on the part of the Purchaser contained in this Agreement or any document or certificate given pursuant to this Agreement;

      (b) any inaccuracy in or breach of any of the Purchaser's representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement; and

      (c) any retail sales tax, income tax or other tax in respect of the Purchased Assets with respect to any period of time after the Closing, including any retail sales tax with respect to the sale of the Purchased Assets.

10.3 Procedure for Indemnification

      (a) Following receipt from the Vendor or the Purchaser, as the case may be (the "Indemnified Party"), of a written notice of a claim for indemnification which has not arisen in respect of a Third Party Claim (as defined in subsection 10.3(b) below), the party who is in receipt of such notice (the "Indemnifying Party") shall have 30 days to make such investigation of the claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the claim.

      (b) The Indemnified Party shall notify the Indemnifying Party in writing as soon as reasonably practicable after being informed in writing that facts exist which may result in a claim originating from a Person other than the Indemnified Party (a "Third Party Claim") and in respect of which a right of indemnification given pursuant to Sections 10.1 or 10.2 may apply. The Indemnifying Party shall have the right to elect, by written notice delivered to the Indemnified Party within 10 days of receipt by the Indemnifying Party of the notice from the Indemnified Party in respect of the Third Party Claim, at the sole expense of the Indemnifying Party, to participate in or assume control of the negotiation, settlement or defense of the Third Party Claim, provided that:

            (i) such will be done at all times in a diligent and bona fide matter;

            (ii) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Agreement in respect of that Third Party Claim; and

            (iii) the Indemnifying Party shall pay all reasonable out-of-pocket expenses incurred by the Indemnified Party as a result of such participation or assumption.

      (c) If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel and shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim at its own expense. If the Indemnifying Party does not so elect or, having elected to assume such control, thereafter fails to proceed with the settlement or defense of any such Third Party Claim in accordance with paragraphs 10.3(b)(i) through 10.3(b)(iii), inclusively, the Indemnified Party shall be entitled to assume such control. In such case, the Indemnifying Party shall cooperate where necessary with the Indemnified Party and its counsel in connection with such Third Party Claim and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

10.4 Additional Indemnification Rules and Procedures

The obligation of the Parties to indemnify each other pursuant to this Section
10.4 shall also be subject to the following:

      (a) notwithstanding the threshold contained in subsection 10.4(b), an Indemnified Party shall only be entitled to make a claim for indemnification pursuant to Article 10 if written notice containing reasonable particulars of such claim is delivered to the Indemnifying Party within the time periods provided for in Section 10.3;

      (b) no claim for indemnification may be made until the aggregate value of all such claims, whether or not previously made by the Indemnified Party, exceeds US$25,000. For greater certainty, such threshold shall not apply to any adjustment of the Purchase Price pursuant to any provision of this Agreement. The parties acknowledge that this US$25,000 threshold is not a deductible and the Indemnified Party shall be entitled to seek recovery of the amount of all claims which would not have been defeated by the operation of the survival periods provided in Sections 9.1 or 9.2, as the case may be;

      (c) if any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person (a "Third Party") with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party;

      (d) except in the circumstances contemplated by subection 10.4(c) above, and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). A failure by the Indemnifying Party to respond in writing to a written request by the Indemnified Party for consent for a period of five (5) business days or more shall be deemed a consent by the Indemnifying Party to such request;

      (e) the Indemnifying Party and the Indemnified Party shall provide each other on an ongoing basis with all information which may be relevant to the other's liability hereunder and shall supply copies of all relevant documentation promptly as they become available;

      (f) notwithstanding subection 10.4(d) if the Indemnified Party has assumed control of the negotiation, settlement and defence of a Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party, unless the Indemnified Party fails to respond in writing to a written request by the Indemnifying Party for consent to the proposed action by the Indemnifying Party within five (5) business days; and

      (g) except with respect to Claims arising out of obligations under the Sprint Agreement, tax liabilities, Product Liability and liabilities caused by the fraud, gross negligence or willful misconduct of the other Party, the maximum liability for either Party under this Agreement shall not exceed the Purchase Price. For the purposes of this paragraph 10.4(g), "Product Liability" means liability incurred in connection with the sale or use of any products by Vendor or its customers as a result of negligence, strict liability, breach of warranty or similar consumer protection claims, including legal liability for replacement or repair of such products other than in the ordinary course of business.

10.5 Rights Cumulative

The rights or indemnification contained in this Article 10 are cumulative and are in addition to every other right or remedy of the Parties contained in this Agreement.

10.6 Right of Set-Off

To fund, in part or in whole, any claims made by the Purchaser under this
Article 10 against the Vendor, the Vendor agrees that the Purchaser shall be entitled to set-off against amounts owing by it to the Vendor under Section 3.1, provided that any such set-off shall be made in accordance with this Section
10.6. The Purchaser shall provide 5 days prior written notice of its intention to claim set-off under this section, and such written notice shall include all available particulars of the claim and a detailed calculation of the Purchaser's estimate of amounts owing to it under this Article 10. The amount of the proposed set-off shall represent a bona fide estimate of the quantum of damages to which the Purchaser claims entitlement under this Article 10. Pending final resolution of any disputed claim made by the Purchaser under this Section 10.6, the Purchaser shall be entitled to withhold the amount of such claim from any payment of due under Section 3.1. If the Purchaser and the Vendor are unable to agree as to the appropriate quantum to be set off by the Purchaser, the matter shall be settled in accordance with the provisions of Article 14.

                                   ARTICLE 11

                                  RISK OF LOSS

11.1 Damage or Destruction

The Purchased Assets shall be and remain at the risk of the Vendor up to and including the Time of Closing. If, prior to the Effective Time, all or any part of the Purchased Assets are destroyed or damaged or shall be appropriated, expropriated or seized by governmental or other lawful authority, the Vendor shall no later than 10 Business Days thereafter (but in any event prior to the Closing Date), issue to the Purchaser a notice in writing (a "Damage Notice")
(a) describing such destruction, damage, appropriation, expropriation or seizure, (b) indicating the estimated cost to repair or replace such damage or property, and (c) indicating whether it is willing to repair or replace such damage or property. The Purchaser shall have 5 Business Days following receipt of the Damage Notice:

      (a) to reduce the Purchase Price by an amount equal to the cost of repair, or, if destroyed or damaged beyond repair, by an amount equal to the replacement cost of the assets forming part of the property or assets so damaged or destroyed and to complete the purchase; or

      (b) to complete the purchase without reduction of the Purchase Price, in which event all proceeds of an insurance or compensation for expropriation or seizure shall be payable to the Purchaser and any right and claim of the Vendor to any such amounts not paid by the Effective Time shall be assigned to the Purchaser; or

      (c) if all or a substantial portion of the property or assets are so destroyed or damaged, of terminating this Agreement and not completing the purchase, in which case all obligations of the Purchaser shall terminate forthwith upon the Purchaser giving notice as required herein.

                                   ARTICLE 12

                              CONDITIONS OF CLOSING

12.1 Conditions for the Benefit of the Purchaser

      (a) The sale by the Vendor and the purchase by the Purchaser of the Purchased Assets is subject to the following conditions, which are for the exclusive benefit of the Purchaser and which are to be performed or complied with at or prior to the Time of Closing:

            (i)   the representations and warranties of the Vendor set forth in
                  Section 6.1 will be true and correct in all material respects at the Time of Closing with the same force and effect as if made at and as of such time;

            (ii) the Vendor will have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendor at or prior to the Time of Closing;

            (iii) the Purchaser will be furnished with such certificates or other instruments (including instruments of conveyance with respect to the Purchased Assets) of the Vendor or of officers of the Vendor as the Purchaser or the Purchaser's counsel may reasonably deem necessary in order to establish that the terms, covenants and conditions contained in this Agreement have been performed or complied with by the Vendor at or prior to the Time of Closing have been performed or complied with and that the representations and warranties of the Vendor herein given are true and correct at the Time of Closing;

            (iv) there will have been obtained from all appropriate federal, state, provincial, municipal or other governmental or administrative bodies such approvals or consents as are required to permit the change of ownership of the Purchased Assets contemplated hereby and to permit the business related to the Purchased Assets to be carried on by the Purchaser as now conducted;

            (v) no action or proceeding in the United States will be pending or threatened by any person, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit: (A) the sale and purchase of the Purchased Assets contemplated hereby; or (B) the right of the Purchaser to conduct the Purchased Assets;

            (vi) no material damage to the Purchased Assets will have occurred from the date hereof to the Time of Closing;

            (vii) all necessary steps and proceedings will have been taken to permit the Purchased Assets to be duly and regularly transferred to and registered in the name of the Purchaser;

            (viii) all consents or approvals from or notifications to any lessor or other third person required under the terms the Assumed Contracts with respect to the assignment thereof to the Purchaser hereunder, or otherwise in connection with the consummation of the transactions contemplated hereby, shall have been duly obtained or given, as the case may be, on or before the Time of Closing;

            (ix) the Vendor shall have delivered to the Purchaser a non-competition agreement having a term of three (3) years in form and substance satisfactory to the Purchaser, acting reasonably;

            (x) the Vendor shall have successfully assigned and transferred to the Purchaser all major agreements including, without limitation, the Sprint Agreement. For greater certainty, the successful assignment and transfer of any agreement shall include a consent thereto by the co-contracting party in form and substance satisfactory to the Purchaser, acting reasonably;

            (xi) the Vendor and the Purchaser shall have entered into a preferred mobile virtual network enabler agreement with a term of at least one (1) year in form and substance satisfactory to the Purchaser;

            (xii) the Vendor shall have delivered to the Purchaser a guarantee by InPhonic, Inc. in favour of the Purchaser guaranteeing the obligations of the Vendor under this Agreement, in form and substance satisfactory to the Purchaser;

            (xiii) the Vendor will have delivered to the Purchaser a favourable opinion of the Vendor's counsel in form and substance satisfactory to the Purchaser, as to the Vendor's corporate existence, standing in its organizational jurisdiction, and authority, as to due execution and delivery and as to enforceability;

            (xiv) the Vendor shall have delivered to the Purchaser a consent and release by Comerica of its security on the Purchased Assets, in form and substance satisfactory to the Purchaser;

            (xv) the Vendor shall have delivered to the Purchaser assignment agreements in registerable form in respect of the trade names "Liberty Wireless", "Liberty Wireless For All" and "Viva Liberty";

            (xvi) the Vendor will furnish the Purchaser with evidence
                  satisfactory to it that the Vendor will file, following Closing, articles of amendment to remove the names "Liberty Wireless", "Liberty Wireless For All", "Viva Liberty" and any names similar thereto as trade names and for any other use; and

            (xvii) the form and legality of all matters incidental to the sale by the Vendor and the purchase by the Purchaser of the Purchased Assets will be subject to the approval of the Purchaser's counsel.

      (d) In case any term or covenant of the Vendor or condition to be performed or complied with for the benefit of the Purchaser at or prior to the Time of Closing has not been performed or complied with at or prior to the Time of Closing, the Purchaser, without limiting any other right that the Purchaser has, may at its sole option either: (i) rescind this Agreement by notice to the Vendor, and in such event the Purchaser will be released from all obligations hereunder; or (ii) waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part; and, if the Purchaser rescinds this Agreement, the Vendor will also be released from all obligations hereunder unless the term, covenant or condition for which the Purchaser has rescinded this Agreement was one that the Vendor had covenanted, pursuant to
            Article 7, to ensure had been performed or complied with, in which event the Vendor will be liable to the Purchaser for any Claims incurred by the Purchaser directly or indirectly as a result of such breach.

12.2 Conditions for the Benefit of the Vendor

      (a) The sale by the Vendor and the purchase by the Purchaser of the Purchased Assets is subject to the following conditions, which are for the exclusive benefit of the Vendor and which are to be performed or complied with at or prior to the Time of Closing:

            (i) the representations and warranties of the Purchaser set forth in Section 6.2 will be true and correct in all material respects at the Time of Closing with the same force and effect as if made at and as of such time;

            (ii) the Purchaser will have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Time of Closing;

            (iii) the Vendor will be furnished with such certificates or other instruments of the Purchaser or of officers of the Purchaser as the Vendor or the Vendor's counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Purchaser at or prior to the Time of Closing have been performed or complied with and that the representations and warranties of the Purchaser herein given are true and correct at the Time of Closing;

            (iv)  the Sprint Letter of Credit will be released and terminated;

            (v)   the Purchaser shall have delivered to the Vendor a promissory note in the amount of US$500,000;

            (vi) the Purchaser shall have delivered to the Vendor a security agreement creating a security interest in the Purchased Assets in favour of the Vendor and securing the Purchaser's obligations under the aforementioned promissory note;

            (vii) the Purchaser shall have delivered to the Vendor a guarantee agreement by Teleplus Enterprises, Inc.. in favour of the Vendor guaranteeing the obligations of the Purchaser under the aforementioned promissory note;

            (viii) the Purchaser will have delivered to the Vendor a favourable opinion of the Purchaser's counsel in form and substance satisfactory to the Vendor, only as to the Purchaser's corporate existence, standing, and authority, as to due execution and delivery and as to enforceability.

      (b) In case any term or covenant of the Purchaser or condition to be performed or complied with for the benefit of the Vendor at or prior to the Time of Closing has not been performed or complied with at or prior to the Time of Closing, the Vendor, without limiting any other right that the Vendor has, may at its sole option either: (i) rescind this Agreement by notice to the Purchaser, and in such event the Vendor will be released from all obligations hereunder; or (ii) waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part; and, if the Vendor rescinds this Agreement, the Purchaser will also be released from all obligations hereunder unless the term, covenant or condition for which the Vendor has rescinded this Agreement was one that the Purchaser had covenanted, pursuant to Article 8, to ensure had been performed or complied with, in which event the Purchaser will be liable to the Vendor for any Claims incurred by the Vendor directly or indirectly as a result of such breach.

                                   ARTICLE 13

                              CLOSING ARRANGEMENTS

13.1 Closing

The sale and purchase of the Purchased Assets will be completed at the Time of Closing at the offices of Vendor.

13.2 Closing Procedure

At the Time of Closing, upon satisfaction of all the conditions set out in
Article 12 which have not been waived as provided therein:

      (a) the Vendor shall deliver to the Purchaser: (i) all deeds, conveyances, bills of sale, transfers, assignments, assurances, consents and any other documents necessary or reasonably required to effectively transfer the Purchased Assets to the Purchaser with good and marketable title free and clear of all Encumbrances other than Permitted Encumbrances, such documents to be in registrable form to the extent registrable; and (ii) actual possession of the Purchased Assets; and

      (b) the Purchaser shall make the payment of the portion of the Purchase Price payable on the Closing Date by wire transfer.

13.3 Examination of Records and Purchased Assets

      (a) At the Time of Closing, the Vendor will forthwith make available to the Purchaser and its authorized representatives all databases recorded or stored by means of any device, including in electronic form, title documents, abstracts of title, deeds, surveys, leases, certificates of trade marks and copyrights, contracts and commitments in its possession or under its control directly relating to any of the Purchased Assets; and the Vendor will forthwith make available to the Purchaser and its authorized representatives for examination all books of account and accounting records directly relating to the Purchased Assets and the Vendor will, if reasonably requested, provide copies, at the cost of the Purchaser, of the following records maintained in connection with the Purchased
            Assets: financial statements, records of past sales, customer lists, supplier lists, payroll records, inventory data, inventory master records and accounts receivable data. The Vendor will give the Purchaser and its authorized representatives every reasonable opportunity to have access to and to inspect the Purchased Assets. The exercise of any rights of access or inspection by or on behalf of the Purchaser under this Section 13.3(a) will not affect or mitigate the covenants, representations and warranties of the Vendor hereunder which will continue in full force and effect.

      (b) At the Time of Closing, the Vendor will deliver to the Purchaser all of the documents referred to in subection 13.3(a). The Purchaser will preserve the documents so delivered for a period of six (6) years from the Closing Date, or for such other period as is required by any applicable law, and will permit the Vendor and its authorized representatives reasonable access thereto in connection with the affairs of the Vendor, but the Purchaser will not be responsible or liable to the Vendor for or as a result of any loss or destruction of or damage to any such documents.

                                   ARTICLE 14

                                    DISPUTES

14.1 Best Endeavours to Settle Disputes

In the event of any dispute, claim, question or difference arising out of or relating to this Agreement or any agreement executed pursuant to this Agreement or any breach hereof, the parties hereto shall use their best endeavours to settle such dispute, claim, question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties.

                                   ARTICLE 15

                                     GENERAL

15.1 Further Assurances

Each of the Vendor and the Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

15.2 Time of the Essence

Time is of the essence of this Agreement.

15.3 Expenses, Fees and Commissions

Each of the Vendor and the Purchaser will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto, and the completion of the transactions contemplated hereby, and any other costs and expenses whatsoever and howsoever incurred and will indemnify and save harmless the other from and against any Claim for any broker's, finder's or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

15.4 Public Announcements

Except as required by law, no public announcement or press release concerning the sale and purchase of the Purchased Assets may be made by the Vendor or the Purchaser without the prior consent and joint approval of the Vendor and the Purchaser.

15.5 Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the parties hereto.

15.6 Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

15.7 Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

15.8 Assignment

This Agreement may not be assigned by the Vendor without the written consent of the Purchaser but may be assigned by the Purchaser without the consent of the Vendor to an Affiliate of the Purchaser, provided that such Affiliate enters into a written agreement with the Vendor to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound and provided that the Purchaser will continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do so.

15.9 Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

to the Purchaser:

      Teleplus Wireless, Corp.
      7575 TransCanada
      Suite 305
      St-Laurent, Quebec, H4T 1V6
      Attention:  Marius Silvasan, CEO
      Fax No.:  (514) 344-8675

      with a copy to:

      Arnstein & Lehr LLP
      120 S. Riverside Plaza, Suite 1200
      Chicago, IL  60606
      Attention:  Jerold N. Siegan
      Fax No.:  (312) 876-0288

to the Vendor:

      Star Number, Inc.
      10803 Parkridge Blvd.
      Suite 100
      Reston, VA  20191
      Attwntion:  Frank C. Bennett, President MVNO
      Fax No.:  (866) 842-4622

      with a copy to:

      InPhonic, Inc.
      1010 Wisconsin Avenue
      Washington, DC  20007
      Attention:  Walter W. Leach, General Counsel
      Fax No.:  (202) 333-8280
or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the 5th Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication. 15.10 Remedies Cumulative

The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that Party may be entitled.

15.11 Governing Law

The internal laws of the State of Delaware, irrespective of its choice of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the Parties hereto. All disputes arising out of this Agreement or the obligations of the Parties hereunder, including disputes that may arise following termination of this Agreement, shall be subject to the exclusive jurisdiction and venue of the Delaware State courts of New Castle County, Delaware (or, if there is federal jurisdiction, then the exclusive jurisdiction of the United States District Court for the District of Delaware with venue thereof in the division thereof in which New Castle County is located. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE PERSONAL AND EXCLUSIVE JURISDICTION AND VENUE OF SAID COURTS AND WAIVES TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

15.12 Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15.13 Drafting.

The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party. The parties hereto therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.

15.14 Reserved

15.15 Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by electronic mail or facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by electronic mail or facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

                                         TELEPLUS WIRELESS, CORP.


                                         By: /s/ Marius Silvasan
---------------------------------------  ---------------------------------------
Witness                                  Name: Marius Silvasan
                                         Title: Chief Executive Officer

                                         I have the authority to bind the
                                         Corporation


                                         STAR NUMBER, INC.


                                         By: /s/ Frank C. Bennett
---------------------------------------  ---------------------------------------
Witness                                  Name: Frank C. Bennett
                                         Title: President MVNO

                                         I have the authority to bind the
                                         Corporation

                              DISCLOSURE SCHEDULES

                                       TO

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                STAR NUMBER, INC.

                                 (the "Vendor")

                                       AND

                            TELEPLUS WIRELESS, CORP.

                                (the "Purchaser")


      All capitalized terms not otherwise defined herein shall have the meanings given to them in the Asset Purchase Agreement.

      All documents listed or referred to herein have been made available, or copies thereof provided, to the Parties and their representatives.

      Disclosure of any information or dollar amount in any section or exhibit to these Disclosure Schedules, or inclusion of any information in the information provided or made available by the Parties or any of their representatives, shall not constitute an admission that such Party or its Affiliates have any liability with respect to such matters. No reference to or disclosure of any item or other matter in these Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be disclosed, material, has or would have a material adverse effect on such Party or is outside such Party's ordinary course of business. Any information disclosed or referred to in any schedule contained in these disclosure schedules shall constitute disclosure called for in any other schedule in these Disclosure Schedules but only to the extent that the relevance of such other disclosure in such other schedule is evident on the face of the schedule.

      It is expressly understood by the Parties that the foregoing does not in any way lessen or otherwise limit the representations, warranties and covenants of the respective Parties, as set forth in the Agreement.

                                  SCHEDULE 2.1

                                PURCHASED ASSETS

(a)   Assumed Contracts:

            o Private Label PCS Services Agrement dated November 17, 2005 by and between Sprint Spectrum L.P. and Star Number, Inc.,. (attached)

            o Liberty Wireless Distributor Agreement dated April 25, 2005 by and between Interstate Connections, Ltd. and the Vendor, including Attachment A. (attached)

            o Agreement dated June 15, 2005 by and between Amerivision Communications, d/b/a Affinity4 and the Vendor, including Exhibit A, titled Exhibit A InPhonic PayGo - PLS (page 1), also including Page 3 of the June 15, 2005 Agreement initialled to change Section 7.2, the fifth day to the fifteenth (15th) day. (attached)

(b)   Unfilled Orders:

            The amount is approximately $14,000.

(c)   Forward Commitments to Vendor for Supplies and Materials:

            The amount is approximately $0.

(d)   Pre-Paid Deposits:

            The amount is approximately $847,000.

(e)   Accounts Receivable:

            The amount is approximately $282,000, net of reserves and chargebacks.

(f)   Trade Names, Domain Names and Logo: (attached)

            o Liberty Wireless (SM), Viva Liberty (SM), Liberty Wirelss for All (SM)

            o     libertywireless.com and vivaliberty.com

            o     The following logo:

                  [LOGO] Liberty Wireless

(g)   Customer and Supplier Lists

            o Approximately 23,000 active and 19,000 suspended subscribers for whom Purchaser will become the "Mobile Radio Services Provider" of record at closing, such list will be provided within 7 business days of the closing via electronic means.

(h)   Executive Dashboard and Marketing Reports and Materials:

            o Handset Box designs and box inventory - includes approximately 44,000 Liberty handset cartons warehoused at Stephen Gould, Inc. (attached)

            o     In-box and electronic customer collateral including:

                  o Design for Welcome Letter, titled Congratulations! You've Joined Millions of Satisfied Wireless Customers (attached as word file and pdf file) Design for Invoice, titled Sales Receipt and Wireless Service Guide (attached as word file and pdf file)

                  o Design for Subscriber Terms and Conditions, titled StarNumber Wireless Agreement - Terms and Conditions (attached)

                  o Design for Guide to Wireless Services, (attached examples of Internet site)Design for Rebate (attached)

                  o Text for order confirmation, shipping and customer service emails (attached)

                  o     HTML code and URL for Liberty Wireless.com homepage
                        (attached)

                  o     Design for rebate - MVNOrebate.pdf (attached)

            o     Branding to customize MMA software for Liberty Wireless

(i) the active stock, inactive new stock, recovery stock and salvage stock, a list of which is attached hereto as Exhibit A and forms a part of this
      Schedule 2.1. For this stock, the Purchaser shall pay to the VendorUS$456,100 to be paid in four (6) equal payments as follows:

      $91,220 on Closing
      $72,976 at 31 January 2006
      $72,976 at 15 February 2006
      $72,976 at 28 February 2006
      $72,976 at 15 March 2006
      $72,976 at 28 March 2006
      ---------------------------

                                 SCHEDULE 6.1(g)

                              FINANCIAL STATEMENTS

The following documents are attached hereto:

      o     Form 10-K for the Period Ending 12/31/04

      o     Form 10-Q for the Period Ending 3/31/05

      o     Form 10-Q for the Period Ending 6/30/05

      o     Form 10-Q for the Period Ending 9/30/05

                                 SCHEDULE 6.1(h)

                           PROFIT AND LOSS STATEMENTS

The following documents are attached hereto:

      o Profit and loss statements of Vendor's "Liberty" business for 2003, 2004 and the first 11 months of 2005.

                                 SCHEDULE 6.1(n)

                             PERMITTED ENCUMBRANCES

                                      None

                                 SCHEDULE 6.1(q)

          GUARANTEES, INDEMNIFICATIONS, SURETIES OR SIMILAR OBLIGATIONS

                                      None

                                 SCHEDULE 6.1(w)

                              INTELLECTUAL PROPERTY

Trademark VIVA LIBERTY Serial Number 78/563,630 (ITU) PENDING

Trademark Ser. No. 78/326,834 Liberty Wirless for All; Register Number 2,979,533

Trademark Ser. No. 78/371,483 Liberty Wirless; Register Number 2,928,910

                                SCHEDULE 6.1(bb)

           LICENSE AND MAINTENANCE AGREEMENTS FOR THIRD PARTY SOFTWARE

                                      None.

                                SCHEDULE 6.1(dd)

                             TAXES AND OTHER MATTERS

Star Number, Inc. is undergoing certain audits for prior years in the ordinary course by the IRS, the State of New York and the State of Florida.

The following relates only to Star Number and not to the Purchased Assets:

On July 25, 2005, the Federal Communications Commission ("FCC") issued a Notice of Apparent Liability, asserting that InPhonic, Inc. registered with the FCC and reported and contributed to the Universal Service Fund ("USF") and the Telecommunications Relay Service Fund later than required by FCC rules. The FCC has preliminarily proposed a fine for late payment of such fees. InPhonic, Inc. does not believe that an FCC penalty is appropriate under such circumstances, and plans to respond to the FCC's preliminary finding and to assert that no fine is appropriate under the circumstances.

                                SCHEDULE 6.1(gg)

                      NOTIFICATIONS, CONSENTS AND APPROVALS

The following Assumed Contracts require consent to assignment:

      o Private Label PCS Services Agrement dated November 17, 2005 by and between Sprint Spectrum L.P. and Star Number, Inc., .

      o Agreement dated June 15, 2005 by and between Amerivision Communications, d/b/a Affinity4 and the Vendor, including Exhibit A, titled Exhibit A InPhonic PayGo - PLS (page 1), also including Page 3 of the June 15, 2005 Agreement initialled to change Section 7.2, the fifth day to the fifteenth (15th) day.

The following Assumed Contracts require notice of assignment:

      o Liberty Wireless Distributor Agreement dated April 25, 2005 by and between Interstate Connections, Ltd. and the Vendor, including Attachment A.

The transactions contemplated by the Asset Purchase Agreement require the consent of Comerica Bank under the Amended and Restated Loan and Security Agreement, as amended, by and among Comerica Bank, Vendor and the other parties thereto.


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

SCHEDULE 6.2(d)

WAIVERS TO BE OBTAINED BY PURCHASER

Under the terms of the secured convertible debentures issued to Cornell Capital Partners, LP by Teleplus Enterprises, Inc. on December 13, 2005, and related agreements (including a security agreement entered into by the Purchaser), the Purchaser has undertaken not to create liens on certain of its assets.


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